HEI Exhibit 10

CONSULTANT SERVICES AGREEMENT

    THIS CONSULTANT SERVICES AGREEMENT (hereinafter “Agreement” or “Contract”) is made on April 6, 2026 by and between Hawaiian Electric Industries, Inc. (hereinafter “Company”), a Hawaii corporation, and Emberstone, LLC, (hereinafter “Consultant”), an Arizona limited liability company. This Agreement shall be effective as of April 6, 2026 (“Effective Date”). The Company and Consultant are referred to individually herein as a “Party” and collectively as the “Parties.”

    WHEREAS, the Company wishes to retain the services of Consultant and Consultant desires to perform certain services for the Company pursuant to the terms and conditions of this Agreement.

    NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and Consultant hereby agree that Consultant will perform professional consulting services for the Company under the following terms and conditions:

I.    SCOPE OF WORK; TERM

    1.1    Project Description. Consultant agrees to furnish all labor, tools, materials, equipment, meals, lodging, transportation, and supervision necessary to complete the following work in a workmanlike manner and to the reasonable satisfaction of Company. Consultant will provide consultant services as follows: equity and debt financing, M&A transactions, dispositions, and other market-related projects or projects as reasonably requested by the HEI Chief Executive Officer (the “Work”). The Work will be performed on behalf of Consultant personally by Scott DeGhetto.
    1.2    Term. The term of this Contract shall commence on the Effective Date and shall continue until April 5, 2027 unless terminated earlier pursuant to Section IX of this Agreement. The Parties may mutually agree in writing to extend the term of this Agreement, with such extension to be discussed in good faith around the nine-month mark of the initial term.

II.    COMPENSATION

    2.1    Fee. In consideration for serving as a consultant during the term, Consultant shall be paid a fee of $2,400,000, plus applicable general excise taxes (the “Fee”). The Fee will be payable on a monthly basis at $200,000 per month for twelve (12) months. The Fee will be subject to proration pursuant to Section IX below if this Agreement is terminated for Cause.

    2.2    Special Projects Fee. In addition to the Fee, Consultant shall be paid a fee of $1,350,000, plus applicable general excise taxes, for performing the special projects described in Exhibit A (the “Special Projects Fee”). The Special Projects Fee shall be due and payable at the end of the Term and shall be paid within thirty (30) days after April 5, 2027. The Special Projects Fee will be subject to proration pursuant to Section IX below if this Agreement is terminated for Cause.
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    2.3    Expenses. The Company shall reimburse Consultant for all reasonable and documented out-of-pocket business expenses incurred by Consultant in connection with the performance of the Work. Consultant shall not be required to obtain prior approval for individual expenses or travel-related expenses unless the aggregate amount is reasonably expected to exceed $50,000, in which case Consultant shall obtain the Company’s prior written approval only for amounts above such threshold. For the avoidance of doubt, ordinary and necessary travel, lodging, meals, and other business-related expenses incurred in performing the Services shall be reimbursable without advance approval up to such amount. The Company may require reasonable supporting documentation for reimbursement, but no reimbursement shall be denied for immaterial omissions or minor deficiencies in documentation where the business purpose of the expense is reasonably clear. Notwithstanding the foregoing, Consultant shall remain responsible for Consultant’s own general overhead and fixed operating expenses, including personal computer equipment, office rent, general or professional liability insurance, club or association dues or memberships, and compensation or expenses of persons separately retained or employed by Consultant, unless expressly approved in writing by the Company. Consultant shall provide the Company with reasonable prior notice of any travel undertaken in connection with the Work, including the anticipated dates and the business purpose of such travel.

    2.4    Invoicing. Upon completion of each month's Work, Consultant shall submit its invoice for all Work rendered. Such invoice shall provide a summary of the Work performed and an itemized list of all allowable expenditures made during the month. Upon request by the Company, Consultant shall provide supporting documentation, including but not limited to invoices and receipts, as evidence of such expenditures. All invoices should be addressed as follows:

Hawaiian Electric Industries, Inc.
Kurt K. Murao, EVP, General Counsel, Chief Administrative Officer &
Corporate Secretary
P.O. Box 730
Honolulu, Hawaii 96808-0730
E-mail: kurt.murao@hei.com

2.5     Payment. The Company shall pay Consultant the amounts due pursuant to the submitted invoice within 15 days of receipt.

III.    STATUS OF THE PARTIES

3.1    Independent Contractor. The intent of this Agreement is to establish Consultant as an independent contractor. It is understood that the relationship of independent contractor created and governed by this Agreement shall not make Consultant an employee of the Company, nor bring Consultant under the provisions of the United States Social Security Act, unemployment laws, or any similar acts wherein coverage is based on the relationship of employer and employee, and Consultant shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

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    3.2    Subletting or Assigning Contract. Consultant shall not assign nor sublet any portion of the Work under this Contract without first submitting the proposed subcontract or assignment to the Company’s Designated Representative and receiving written consent from the Company’s Designated Representative to subcontract or assign, which consent may be granted or withheld in the Company’s sole discretion.

IV.    POINTS OF CONTACT

    4.1    Company's Designated Representative. As used in this Contract, the “Company’s Designated Representative” shall be Kurt K. Murao, or his designee. The Company's Designated Representative shall be the point of contact for and have the authority to speak on behalf of the Company concerning all matters related to this Contract.

    4.2    Consultant's Designated Representative. As used in this Contract, Consultant will not have a designated representative. Consultant shall be the point of contact concerning all matters related to this Contract.

V.    PERFORMANCE STANDARDS

    5.1    Performance Standards. Consultant shall accomplish all Work in a professional manner and to the reasonable satisfaction of the Company. Consultant shall exercise that degree of skill and care required in accordance with the generally accepted standards for such Work in Consultant's field.

    5.2    Avoidance of Conflicts of Interest. Consultant represents that it has no conflict of interest in performing this Work for the Company. Consultant shall disclose to the Company any real or perceived conflict of interest that may arise after execution of this Contract. Consultant shall make this disclosure to the Company prior to engaging in any work or activity that is subject to any real or perceived conflict of interest and shall obtain approval from the Company before engaging in such work or activity, which approval shall not be unreasonably withheld. If Consultant believes that a potential conflict of interest can be adequately mitigated, Consultant shall first obtain the Company’s written consent that such mitigation techniques are acceptable under the circumstances.

    5.3    Mutual Non-Disparagement. The Company and Consultant covenant and agree that neither Party nor any of their respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, will in any way publicly disparage, call into disrepute, defame, slander or otherwise criticize the other Party or such other Party’s subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Party’s subsidiaries).

VI.    INDEMNIFICATION

    6.1     Indemnification. Consultant shall have no obligation to indemnify the Company except for third-party claims resulting from Consultant’s willful misconduct or fraud, as finally determined by a court of competent jurisdiction. Consultant shall not be liable for any legal fees, settlements, judgments, fines, penalties, or other amounts unless and until such liability is

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established by a final, non-appealable judgment. Under no circumstances shall Consultant be responsible for claims arising from the Company’s business operations, public disclosures, regulatory obligations, decisions, directions, data, or instructions, or from the acts or omissions of the Company or any other person or entity. In all events, Consultant’s aggregate liability shall be capped at the fees actually paid to Consultant under this Agreement, and Consultant shall not be liable for any indirect, consequential, punitive, or special damages.

    The Company shall indemnify, defend and hold harmless Consultant from and against all liabilities, claims, actions, damages, losses, costs, charges and expenses, including legal expenses, judgments, settlements, penalties and fines, incurred by Consultant in respect of any civil, criminal, administrative, regulatory or investigative action or proceeding in which Consultant is made a party by reason of being or having been a consultant of the Company or otherwise in connection with Consultant’s services under this Agreement (collectively, “Consultant Losses”); provided, however, that the Company shall not be obligated to indemnify Consultant to the extent such Consultant Losses are finally determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted directly and solely from Consultant’s fraud or willful misconduct. The Company shall promptly advance Consultant’s legal expenses and other Consultant Losses as incurred, subject only to repayment to the extent so finally determined. The Company shall not settle any such matter without Consultant’s prior written consent unless such settlement fully and unconditionally releases Consultant and imposes no admission of fault, payment obligation or other adverse consequence on Consultant. The Company’s obligations under this Section shall survive termination of this Agreement.

VII.    INSURANCE

    The Company, at its expense, shall use commercially reasonable efforts to obtain Director and Officer insurance for the Consultant for the duration of this Agreement.

VIII.    OWNERSHIP OF MATERIALS; CONFIDENTIALITY AND NON-DISCLOSURE

    8.1    Ownership of Materials. Except as otherwise provided, any and all drawings, specifications, technical information, reports, studies, documents, materials and business information of any type whatsoever (“Materials”) provided to Consultant by the Company, or prepared or developed by Consultant for or on behalf of the Company in the performance of this Agreement, are the Company’s exclusive property. Any restrictions or claims to ownership or rights included on or within Materials delivered by Consultant to the Company as part of the Work that conflict or are inconsistent with this section are null and void. Upon the Company’s request, Consultant shall return to the Company all copies of all materials relating to the Work.

    8.2    Confidentiality and Non-Disclosure. Consultant acknowledges that it will have access to confidential information of the Company. “Confidential Information” means all valuable or potential valuable information, whether communicated in oral, written, electronic or other form prior to or after the execution of this Agreement. Confidential Information includes, but is not limited to, client and customer information; financial information; profit and loss information and reports; bank account details; credit card information; transaction histories; payroll records; investment information, debt and credit information; budgeting and forecasting information;

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business plans, insurance policies; pricing strategies; audit reports; financial filings; legal information; operational procedures and policies; commercial, marketing, sales, strategic, technical or scientific information (including without limitation, all patents, copyrights, trademarks, service marks, trade names and applications relating to same, trade secrets, software, code, inventions, know how and similar information); and any and all other business information. Consultant shall keep any and all Confidential Information confidential and secure, and shall use at least the same standard of care to protect the Confidential Information as the Company employs for the protection of its own proprietary information, but in no case less than a commercially reasonable standard of care. Consultant shall not disclose any Confidential Information to any third-party, or appropriate the Confidential Information for its own or any other party’s use or benefit, except as specifically permitted herein. Consultant may use the Confidential Information to the extent necessary to perform the Work in accordance with this Agreement. This obligation shall survive the termination of this Agreement.

IX. TERMINATION

    9.1    Termination. Either the Company or Consultant may terminate this Agreement without Cause upon thirty (30) days’ written notice to the other party, including by electronic mail.

The Company may also terminate this Agreement for Cause upon written notice specifying in reasonable detail the facts giving rise to such Cause.  For purposes of this Agreement, “Cause” shall mean only: (i) Consultant’s willful and continued failure to materially perform the Work in a timely, competent, and professional manner, other than due to incapacity resulting from physical or mental illness, after written notice and opportunity to cure; (ii) Consultant’s material failure to comply with any lawful written directive of the Company relating to the Work and consistent with this Agreement, after written notice and opportunity to cure; (iii) Consultant’s material breach of this Agreement, after written notice and opportunity to cure; (iv) Consultant’s fraud or willful misconduct in connection with the performance of the Work; or (v) Consultant’s material violation of applicable law in connection with the performance of services under this Agreement.

Except for conduct that by its nature cannot reasonably be cured, Consultant shall have fifteen (15) business days after receipt of written notice from the Company to cure the conduct giving rise to Cause; provided that, if such conduct is reasonably susceptible to cure but cannot reasonably be cured within such fifteen (15) business day period, Consultant shall have an additional 15 business days to effect the cure so long as Consultant commences cure within such period and diligently pursues completion. If Consultant fails to cure within the applicable cure period, the Company may terminate this Agreement immediately for Cause.

9.2    Payments upon Termination. Upon termination of this Agreement by the Company for Cause, or by Consultant for any reason, the Company shall pay to Consultant the Fee and Special Projects Fee (collectively “Consultant Fees”) prorated based on the total length of time Consultant performs Work under this Agreement divided by the 12 month term, and shall reimburse Consultant for any business expenses incurred prior to such termination and for which the Consultant would be entitled to reimbursement. Upon a termination of this Agreement by the

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Company without Cause, Consultant shall be entitled to a lump sum cash payment equal to the sum of the unpaid Consultant Fees. Any amounts payable upon termination shall be paid within 30 days of the date of termination.

X.    TAXES

Consultant shall comply with all applicable federal and state tax laws and regulations with respect to this Agreement. Consultant assumes exclusive liability for all contributions, taxes or payments required to be made by any existing or future law because of persons hired, employed or paid by Consultant for Work performed under this Agreement. Sales or excise taxes applicable to the value of the services or use of any property incorporated, furnished, or otherwise supplied by Consultant hereunder shall be stated separately from the price or rates specified in Article II (COMPENSATION), and shall not be included in any computation of profit allowed by this Contract. Consultant assumes exclusive liability for all sales or excise taxes charged or chargeable upon any services or materials provided by Consultant under this Agreement.

XI.    MISCELLANEOUS

    11.1    Patents and Copyrights. Consultant agrees that in performing Work under this Contract, it will not use any process, program, design, device, or material which infringes on any United States patent or copyright or any trade secret. Consultant agrees to indemnify, defend and hold harmless the Company from and against all losses, damages, claims, fees and costs, including but not limited to reasonable attorneys’ fees and costs, arising from or incidental to any suit or proceeding brought against the Company for patent, copyright or trade secret infringement arising out of Consultant’s Work. The Company shall promptly notify Consultant of any such suit or proceeding and shall assist Consultant in defending the action by providing any necessary information.

    11.2    Amendments. This Contract may be amended or supplemented by and only by written instrument duly executed by each of the Parties.

    11.3    Severability of Provisions. In the event a court or other tribunal of competent jurisdiction at any time holds that any provision of this Contract is invalid, the remainder of this Contract shall not be affected thereby and shall continue in full force and effect.

    11.4    Entire Contract. This Contract shall constitute the entire understanding between the Parties, superseding any and all previous understandings, oral or written, pertaining to the subject matter contained herein.

    11.5    Applicable Law/Forum. This Contract is made under and shall be governed by and construed in accordance with the laws of the State of Hawaii. Each Party agrees and consents that any dispute arising out of this Contract, however defined, shall be brought in the State of Hawaii in a court of competent jurisdiction; provided, however, that the Company, at its option may elect to submit any such dispute to binding arbitration pursuant to the commercial arbitration rules of the Dispute Prevention & Resolution, Inc. or the American Arbitration Association then in effect

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in which case the Parties agree that any alternative dispute resolution shall take place in the State of Hawaii.

    11.6    No Waiver. The failure at any time of either Party to enforce any of the provisions of this Contract, or to require at any time performance by the other Party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way construed to affect the validity of this Contract or any part hereof, or the right of any Party thereafter to enforce each and every such provision.

    11.7    Attorneys’ Fees and Costs. If there is a dispute between the Parties and either Party institutes a lawsuit, arbitration, mediation, or other proceeding to enforce, declare, or interpret the terms of this Agreement, the prevailing Party shall be awarded its reasonable attorneys’ fees and costs.
    11.8 Survival of Obligations. The following provisions shall survive the expiration or termination of this Agreement: Articles V (Performance Standards; Conflicts); VI (Indemnification), VII (Insurance), VIII (Ownership of Materials; Confidentiality and Non-Disclosure), X (Taxes), and XI (Miscellaneous).

    11.9 The Parties agree that this Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument. This Agreement may be executed by exchange of executed copies via facsimile or other electronic means, such as PDF.

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    IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be signed by appropriate representatives of each as of the date indicated.

Hawaiian Electric Industries, Inc.
(“Company”)

Date:	4/6/2026	By:	/s/ Kurt K. Murao

		Print Name:	Kurt K. Murao
		Its:	Executive Vice President, General Counsel,
Chief Administrative Officer & Corporate Secretary

Emberstone, LLC, an Arizona limited liability company
(“Consultant”)

Date:	4/6/2026	By:	/s/ Scott DeGhetto
		Print Name:	Scott DeGhetto
		Its:	Manager

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EXHIBIT A

SPECIAL PROJECTS

This Exhibit A sets forth the special projects for which Consultant will perform services under Section 2.2 of the Agreement. The projects included in the Special Projects Fee are as follows:

●Mahipapa Disposition
●American Savings Bank (ASB) Monetization of 9.9%
●Financing of Second Settlement Payment
●Potential new generation joint venture
●Any other Special Projects mutually agreed upon by the Parties.

Consultant’s performance of the above projects is compensated through the Special Projects Fee described in Section 2.2 of the Agreement.

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